EXHIBIT 99.1

News Release

170 Mt. Airy Road

Basking Ridge, NJ 07920

CONTACT:
Robert Jewett
Senior Vice President, General Counsel
908-766-5000

For immediate release

BASKING RIDGE, NJ, August 10, 2004 – Hooper Holmes announced today that, as indicated in its quarterly report on Form 10-Q for the period ending June 30, 2004, the Audit Committee of the Company’s Board of Directors has commenced an inquiry into certain reimbursements to the Company’s CEO for charitable contributions and other expenditures made by or at the direction of the CEO in the Company’s name. These contributions and expenditures have been asserted to be in violation of the Company’s Code of Conduct and Ethics adopted March 1, 2004 and a breach of fiduciary duty, as well as certain other unspecified violations of the Code of Conduct and Ethics. These asserted violations have been raised by the Company’s CFO. The Audit Committee has retained independent counsel to assist it in this inquiry and independent counsel has, in turn, engaged an independent accounting firm to assist it. The CEO is cooperating fully with this inquiry and has committed to reimburse the Company any amounts ultimately determined by the Audit Committee and the Board of Directors to be inappropriate.

While the inquiry is in its early stages, the CFO has advised that he does not believe the amounts of the expense reimbursements and donations in question, and other unspecified violations of the Code of Conduct and Ethics, would materially affect the presentation of the Company’s operating results or financial condition. However, the Company cannot predict the outcome of the Audit Committee’s inquiry. Pending conclusion of the inquiry, the Audit Committee is implementing certain controls and safeguards that the Audit Committee believes will enhance the Company’s ability to detect timely and prevent any violations of the nature asserted.

Due to the ongoing nature of the inquiry, the Company has been advised by its independent auditors, KPMG LLP, that KPMG is not able to complete its review of the Company’s interim consolidated financial statements as of and for the three- and six-month periods ended June 30, 2004, prior to the completion of the Audit Committee’s inquiry. Accordingly, KPMG has not completed review of the Company’s interim consolidated financial statements as of and for the three and six month periods ended June 30, 2004, included in the Form 10-Q. The Company anticipates filing with the SEC an amended Form 10-Q when the inquiry is finalized and the Company’s independent auditors’ review is complete.

Hooper Holmes provides outsourced risk assessment services, including underwriting and claims information to the life, health, automobile, and workers’ compensation insurance industries. The Company provides these health information services through over 275 locations nationwide and in the United Kingdom.

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